UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 22, 2007

Dendreon Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30681 (Commission File Number)	22-3203193 (IRS Employer Identification No.)

3005 First Avenue
Seattle, Washington		98121
(Address of Principal Executive Office)		(Zip Code)
Registrant’s telephone number, including area code: (206) 256-4545
None
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 22, 2007, Dendreon Corporation (the “Company”) entered into the third amendment to its lease agreement with ARE – 3005 First Avenue, LLC. The amendment, attached hereto as Exhibit 10.1, extends the lease on the Company’s principal research, development and administrative facilities in Seattle, Washington that consist of approximately 71,000 square feet for an additional three years. The annual base rent for the extended lease term is approximately $2.8 million, which is to be increased annually between three to six percent, approximating the Seattle area CPI-index. This extension shall commence immediately upon the expiration of the current lease term, which is scheduled to expire December 31, 2008. The extended lease term expires December 31, 2011, although the Company has the option to extend the term for an additional five years.
     On June 6, 2007, the Company’s Board of Directors approved the 2007 Offering pursuant to the 2000 Dendreon Corporation Employee Stock Purchase Plan (the “ESPP”) to permit employees who were eligible employees on the original offering date, but who did not enroll in the offering, to elect to participate in the offering through a late enrollment. The 2007 Offering further provides that the purchase price for such late enrollees will be based on the fair market value of the Company’s common stock on the day following the purchase date next following the date of enrollment. A copy of the 2007 Offering is attached hereto as Exhibit 10.2.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Third Amendment to Lease dated August 22, 2007, between Dendreon Corporation and ARE-3005 First Avenue, LLC.

10.2	2007 Offering pursuant to the ESPP
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION
By:	/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.
Senior Vice President, Corporate Development, General Counsel and Secretary

Date: August 23, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment to Lease dated August 22, 2007, between Dendreon Corporation and ARE-3005 First Avenue, LLC.

10.2	2007 Offering pursuant to the ESPP